Exhibit 99.1

EXPRESSJET STOCKHOLDERS APPROVE MERGER WITH SKYWEST, INC.

Transaction expected to close November 12

HOUSTON, Nov. 10, 2010 – ExpressJet Holdings, Inc. (NYSE: XJT) announced that its stockholders voted to adopt and approve the merger agreement between SkyWest, Inc. and ExpressJet Holdings, Inc. at a special meeting held today in Houston, Texas.

On August 4, 2010, ExpressJet and SkyWest announced that they entered into a definitive merger agreement whereby SkyWest, Inc. will acquire all of the outstanding common stock of ExpressJet for $6.75 per share in cash subject to the conditions of the definitive merger agreement. SkyWest, Inc. advised that its intention is that ExpressJet Airlines will be merged with its wholly-owned subsidiary, Atlantic Southeast Airlines, following the closing of the transaction and receipt of all required regulatory approvals. The merger is currently expected to close on November 12, 2010.

About ExpressJet

ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC. ExpressJet Airlines serves 135 scheduled destinations in North America and the Caribbean with approximately 1,400 departures per day. Operations include capacity purchase agreements for United and Continental as well as providing clients customized 50-seat charter options; and supplying third-party aviation and ground handling services. For more information, visit www.expressjet.com.

About SkyWest

Atlantic Southeast, based in Atlanta, Georgia, and SkyWest Airlines, Inc., (“SkyWest Airlines”) based in St. George, Utah, are wholly-owned subsidiaries of SkyWest. Atlantic Southeast operates as a Delta Connection carrier under a contractual agreement with Delta Air Lines (“Delta”) and as a United Express carrier under a contractual agreement with United Air Lines (“United”). SkyWest Airlines operates as United Express and Delta Connection carriers under contractual agreements with United and Delta, respectively.

SkyWest Airlines also has a marketing agreement with AirTran Airways, Inc. System-wide, SkyWest currently serves a total of approximately 225 cities in the United States, Canada, Mexico and the Caribbean, with approximately 2,800 daily departures. This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

ExpressJet Announces Stockholder Approval/Page2

Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect XJT’s and SKYW’s current beliefs, expectations or intentions regarding future events. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, XJT’s and SKYW’s expectations with respect to the synergies, costs and other anticipated financial impacts of the transaction; future financial and operating results of the combined company; the combined company’s plans, objectives, expectations and intentions with respect to future operations and services; approval of the transaction by stockholders and by governmental regulatory authorities; the satisfaction of the closing conditions to the transaction; and the timing of the completion of the transaction. No assurance can be given that the transaction will be completed or that completion will not be delayed.

All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of XJT and SKYW and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to, (1) the possibility that the transaction is delayed or does not close, including due to the failure to receive required stockholder or regulatory approvals, the taking of governmental action (including the passage of legislation) to block the transaction, or the failure of other closing conditions, and (2) the possibility that the expected synergies will not be realized, or will not be realized within the expected time period, because of, among other things, the progress of the merger between Continental Airlines, Inc. and United Air Lines, Inc., global economic conditions, competitive actions taken by other airlines, terrorist attacks, natural disasters, difficulties in integrating the two airlines, the willingness of customers to travel by air, actions taken or conditions imposed by the U.S. and foreign governments or other regulatory matters, excessive taxation, further industry consolidation and changes in airlines alliances, the availability and cost of insurance and public health threats.

XJT and SKYW caution that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in XJT’s and SKYW’s most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. All subsequent written and oral forward-looking statements concerning XJT, SKYW, the transaction or other matters and attributable to XJT, SKYW or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Neither XJT nor SKYW undertakes any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

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